EXHIBIT 23.6

           Consent of Independent Auditors

Board of Directors
German American Bancorp
Jasper, Indiana

We consent to the inclusion of the Registration Statement on Form S-4 and Prospectus of German American Bancorp, relating to the issuance of securities in the proposed merger of Peoples Bancorp of Washington into a wholly owned subsidiary of German American Bancorp, of our Independent Auditor's Report, dated January 30, 1994, on the financial statements of the Otwell State Bank for the year ended December 31, 1993, which Independent Auditor's
Report is incorporated into the Registration Statement by reference from the Form 10-K/A Annual Report of German
American Bancorp for the year ended December 31, 1995.

                             /s/ Paul E. Nonte
                             Paul E. Nonte, Certified
                             Public Accountant

December 31, 1996
Jasper, Indiana